KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2015 Fourth Quarter and Year-End Financial Results

Company to Host Conference Call on March 18, 2016 at 8:30 a.m. ET

Kingston, NY — March 17, 2016 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the fourth quarter and year ended December 31, 2015.

Financial and Operational Highlights

2015 Fourth Quarter

(all results are compared to prior year period unless otherwise noted)

- Net income increased to $1.9 million, or $0.25 per diluted share
- Net operating income[(1)] increased 14.6% to $1.8 million, or $.25 per diluted share
- Direct written premiums[(1)] increased 21.8% to $23.8 million; Personal lines grew by 23.7%
- Direct written premiums in continuing lines of business[(1)] increased 24.5%
- Net premiums earned increased 37.1% to $14.2 million
- Net combined ratio of 82.2% compared to 76.4%
- Return on average common equity of 16.6% compared to 17.7%
- Operating return on average common equity[1] of 16.3% compared to 15.9%
- Dividend of $0.0625 per share paid

2015 Year End

(all results are compared to prior year unless otherwise noted)

- Net income increased 30.6% to $7.0 million, or $0.94 per diluted share
- Net operating income[(1)] increased 43.9% to $7.0 million, or $.95 per diluted share, compared to $4.9 million, or $.66 per diluted share
- Direct written premiums[(1)] increased 19.3% to $91.0 million, driven by 21.9% growth in personal lines, the Company's largest line of business
- Direct written premiums in continuing lines of business[(1)] increased 23.9%
- Net premiums earned increased 49.0% to $48.6 million
- Net combined ratio of 80.0% compared to 77.1%
- Policies in force increased 17.9% over the year to 52,822
- Return on average common equity of 16.2% compared to 14.0%
- Operating return on average common equity[(1)] of 16.3% compared to 12.8%
- Book value per common share on December 31, 2015 was $6.18, compared to $5.54 at December 31, 2014, an annual increase of 11.6%
- Dividends of $.2125 per share paid

---

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented, "2015 was a record year for Kingstone. Direct written premiums in our continuing lines of business increased by over 20% for the fifth consecutive year. We reduced our reliance on quota share reinsurance, resulting in a 49% increase in our net premiums earned for the year. Net income for the year was $7.0 million, up 30.6% from 2014. After paying out $.2125 per share in dividends, KINS delivered a return on average common equity of 16.2%. Book value per common share grew 11.6% to $6.18. We ended the year with a GAAP net combined ratio of 80.0%. Please note that, after excluding the winter storm losses, the 2015 ratio was 73.0%, up 40 basis points from last year's 72.6%.

Our fourth quarter also produced a very strong operating return on average common equity of 16.3%. We achieved an overall increase of 21.8% in direct premiums written during the period, which, after factoring out the run-off of our commercial auto book, amounts to an increase of 24.5% in our continuing lines. We increased our quarterly dividend to $.0625 per share from the previous $.05 per share, an increase of 25%."

Financial Highlight Table

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,		
($ in thousands except per share data)	2015	2014	% Change	2015	2014	% Change
Direct written premiums*	$ 23,778	$ 19,526	21.8%	$ 91,004	$ 76,255	19.3%
Net written premiums*	$ 15,038	$ 10,540	42.7%	$ 60,385	$ 43,294	39.5%
Net premiums earned	$ 14,231	$ 10,377	37.1%	$ 48,612	$ 32,628	49.0%
Total ceding commission revenue	$ 2,085	$ 3,544	-41.2%	$ 11,473	$ 13,910	-17.5%
Net investment income	$ 714	$ 506	41.1%	$ 2,564	$ 1,800	42.4%
U.S. GAAP Net income	$ 1,852	$ 1,763	5.0%	$ 6,960	$ 5,328	30.6%
U.S. GAAP Diluted EPS	$ 0.25	$ 0.24	4.2%	$ 0.94	$ 0.72	30.6%
Comprehensive income	$ 1,782	$ 1,816	-1.9%	$ 6,498	$ 5,970	8.8%
Net operating income*	$ 1,816	$ 1,585	14.6%	$ 6,994	$ 4,861	43.9%
Net operating income diluted EPS*	$ 0.25	$ 0.22	13.6%	$ 0.95	$ 0.66	43.9%
Return on average equity (annualized)	16.6%	17.7%	-1.1 pts	16.2%	14.0%	2.2 pts
Net loss ratio	44.2%	49.7%	-5.5 pts	47.7%	52.2%	-4.5 pts
Net underwriting expense ratio	38.0%	26.7%	11.3 pts	32.3%	24.9%	7.4 pts
Net combined ratio	82.2%	76.4%	5.8 pts	80.0%	77.1%	2.9 pts
Effect of catastrophes on net combined ratio	0 pts	0 pts	0 pts	7 pts	4.5 pts	2.5 pts
Net combined ratio excluding the effect of catastrophes	82.2%	76.4%	5.8 pts	73.0%	72.6%	0.4 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

2015 Fourth Quarter and Year End Financial Review

Net Income:

Net income increased 5.0% to $1.9 million during the three month period ended December 31, 2015, compared to net income of $1.8 million in the prior year period. The increase can be attributed to a 37.1% increase in net premiums earned as a result of changes in quota share reinsurance, a 41.1% increase in net investment income, and a decrease in the net loss ratio, partially offset by a higher net underwriting expense ratio. For the year ended December 31, 2015, net income increased to $7.0 million from $5.3 million in the prior year.

Earnings per share ("EPS"):
Kingstone reported EPS of $0.25 per diluted share for the three months ended December 31, 2015, compared to $0.24 per diluted share for the three months ended December 31, 2014. For the year ended December 31, 2015, EPS was $0.94 per diluted share compared to $0.72 in the prior year. EPS for the three and 12 month periods ended December 31, 2015 and December 31, 2014 was based on 7.4 million diluted weighted average shares outstanding.

Direct Written Premiums[(1)], Net Written Premiums[(1)] and Net Premiums Earned:
Direct written premiums[(1)] for the fourth quarter of 2015 were $23.8 million, an increase of 21.8% from $19.5 million in the prior year period. The increase is attributable to a 17.9% increase in the total number of policies in force as of December 31, 2015 from December 31, 2014. For the year ended December 31, 2015, direct written premiums increased 19.3% to $91.0 million, compared to $76.3 million in the prior year.

The Company's direct written premiums growth rate for its continuing lines of business was 24.5% during the fourth quarter of 2015. The Company began the non-renewal of its existing commercial auto policies beginning May 1, 2015. The Company had 134 and 730 commercial auto policies in force as of December 31, 2015 and December 31, 2014, respectively.

Net written premiums[(1)] increased 42.7% to $15.0 million during the three month period ended December 31, 2015 from $10.5 million in the prior year period. For the year ended December 31, 2015, net written premiums increased 39.5% to $60.4 million, compared to $43.3 million in the prior year.

Net premiums earned for fourth quarter ended December 31, 2015 increased 37.1% to $14.2 million, compared to $10.4 million in the fourth quarter ended December 31, 2014. The increase was primarily due to the Company's continuing growth, in addition to retaining a higher percentage of its premiums due to the reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2015. For the year ended December 31, 2015, net premiums earned increased 49.0% to $48.6 million from $32.6 million in the prior year. For the year, the higher increase was also due to reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2014, coupled with the elimination of the commercial lines treaty on July 1, 2014.

Net Loss Ratio:
For the year ended December 31, 2015, the Company's net loss ratio was 47.7%, compared to 52.2% in the prior year. The calendar year 2015 net loss ratio improved due to a greatly reduced impact from prior year development. In 2015, the impact of prior year development was favorable by 1.0 points, compared to unfavorable prior year development of 5.4 points for the 2014 year, or an improvement of 6.4 points in the impact of prior year development. Severe winter weather had a 4.3 point impact on the net loss ratio for 2015, compared to a 2.9 point impact for 2014. The core loss ratio excluding prior year development and severe winter weather was 44.4%, slightly higher than the core loss ratio of 43.9% recorded for 2014.

Net Underwriting Expense Ratio:
For the year ended December 31, 2015, the ratio of other underwriting expenses to direct earned premiums decreased to 15.5% from 15.6% in the prior year period. The Company believes that utilizing the ratio of other underwriting expenses to direct earned premiums offers a consistent comparison between periods when there is a change in quota share ceding percentages.

---

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

For the year ended December 31, 2015, the Company's net underwriting expense ratio increased to 32.3% from 24.9% in the prior year. The increase was due to the impact that reduced quota share ceding commission revenues have in relation to net premiums earned, resulting from the decrease in personal lines quota share ceding percentage to 40% from 55% on July 1, 2015. Changes in quota share ceding percentages makes comparisons of the net underwriting expense ratio between periods less meaningful.

Net Combined Ratio:
Kingstone's net combined ratio was 82.2% for the three month period ended December 31, 2015, compared to 76.4% for the prior year period. For the year ended December 31, 2015, the Company's net combined ratio was 80.0%, compared to 77.1% in the prior year. Excluding the impact of severe winter weather, the Company's net combined ratio for 2015 was 73.0%, compared to 72.6% in the prior year.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $90.4 million at December 31, 2015, compared to $74.2 million at December 31, 2014. The Company's investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 88.0% of total investments at December 31, 2015, and 87.5% at December 31, 2014. The Company's effective duration on its fixed-income portfolio is 4.9 years, and has steadily decreased in duration over the past several quarters.

Net investment income increased 41.1% to $714,000 for the fourth quarter of 2015 from $506,000 in the prior year period, largely due to an increase in invested assets. The pre-tax equivalent investment yield on estimated annual income, excluding cash, was 4.77% and 4.64% as of December 31, 2015 and 2014, respectively.

Accumulated Other Comprehensive Income (AOCI), net of tax
During the quarter ended December 31, 2015 AOCI decreased by $70,000 to $484,000. For the year ended December 31, 2015, AOCI declined by $462,000 to $484,000.

Book Value
The Company's book value per share at December 31, 2015 was $6.18, an increase of 11.6% compared to $5.54 at December 31, 2014.

	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14
Book Value Per Share	$ 6.18	$ 6.00	$ 5.73	$ 5.57	$ 5.54
% increase from specified period to 12/31/2015		*3.0%*	*7.9%*	*11.0%*	*11.6%*

Outlook for 2016
Mr. Goldstein continued, "In 2016, we expect continued strong growth in premiums written in New York as well as the commencement of our multi-state expansion. In the second half of 2015, we were granted approval to write insurance policies in three additional states (New Jersey, Connecticut and Texas), bringing our total number of states to five. We are in the process of assembling the needed staff and systems to expand our operations to outside of New York and expect to begin writing in one or more of these states during late Q3 or Q4 2016. We expect that we will begin to see a significant flow of non-NYS business in 2017.

In 2016 we have seen a decline in the impact of winter weather on our loss ratio, as compared to the past two years. In Q1 2015, the catastrophe impact of winter losses added over 17% to the net loss ratio. In Q1 2016, we expect that percentage to decline to between 5% and 9%. For the full year 2015, the impact of winter

weather catastrophe losses was 7.0 points of the combined ratio. At this time, we expect that impact to decline to 2.0 points for the full year 2016.

Conference Call Details

Management will discuss the Company's operations and its financial results in a conference call on Friday, March 18, 2016, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2015 Fourth Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums excluding commercial auto	$ 23,795	$ 19,100	$ 4,695	24.5 %	$ 90,484	$ 73,033	$17,451	23.9 %
Commercial auto direct written premiums	(17)	426	(443)	(104.0) %	520	3,222	(2,702)	(83.9) %
Direct written premiums	23,778	19,526	4,252	21.8 %	91,004	76,255	14,749	19.3 %
Assumed written premiums	6	10	(4)	(40.0) %	41	49	(8)	(16.3) %
Ceded written premiums	(8,746)	(8,996)	250	(2.8) %	(30,660)	(33,010)	2,350	(7.1) %
Net written premiums	15,038	10,540	4,498	42.7 %	60,385	43,294	17,091	39.5 %
Change in unearned premiums	(807)	(163)	(644)	395.1 %	(11,773)	(10,666)	(1,107)	10.4 %
Net premiums earned	**$ 14,231**	**$ 10,377**	**$ 3,854**	**37.1 %**	**$ 48,612**	**$ 32,628**	**$15,984**	**49.0 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income. Management uses net operating income, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company's overall profitability.

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014		Year Ended December 31, 2015		Year Ended December 31, 2014	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except per common share amounts)								
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	$ 1,852	$0.25	$ 1,763	$0.24	$ 6,960	$0.94	$ 5,328	$0.72
Net realized (gain) loss on investments	(55)		(269)		51		(707)	
Less tax effect on realized (gains) losses	(19)		(91)		17		(240)	
Net realized (gain) loss on investments, net of taxes	(36)	$0.00	(178)	($0.02)	34	$0.01	(467)	($0.06)
Net operating income	**$ 1,816**	**$0.25**	**$ 1,585**	**$0.22**	**$ 6,994**	**$0.95**	**$ 4,861**	**$0.66**
Weighted average diluted shares outstanding	7,394,121		7,385,247		7,377,880		7,356,962	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2015	2014	Percentage Point Change		2015	2014	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	82.2%	76.4%	5.8	pts	73.0%	72.6%	0.4	pts
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.0%	-	pts	4.3%	2.9%	1.4	pts
Ceding commission revenue	0.0%	0.0%	-	pts	2.7%	1.6%	1.1	pts
Total effect of catastrophe losses	0.0%	0.0%	-	pts	7.0%	4.5%	2.5	pts
Net combined ratio	**82.2%**	**76.4%**	**5.8**	**pts**	**80.0%**	**77.1%**	**2.9**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900

-OR-

INVESTOR RELATIONS:
The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

The following table summarizes gross and net written premiums, net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2015	2014	2015	2014
Gross written premiums:				
Personal lines	$18,880,305	$15,263,747	$69,227,233	$56,808,940
Commercial lines	2,634,577	2,098,327	12,010,892	10,967,008
Commercial auto	(17,203)	425,683	519,920	3,222,033
Livery physical damage	2,232,430	1,696,845	9,032,957	5,034,260
Other(1)	54,025	51,360	253,937	272,041
Total	$23,784,134	$19,535,962	$91,044,939	$76,304,282
Net written premiums:				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$10,455,870	$ 6,470,849	$33,899,714	$19,817,259
Return of premiums previously ceded to prior quota share treaties	-	-	5,866,300	5,159,646
Total Personal lines	10,455,870	6,470,849	39,766,014	24,976,905
Commercial lines				
Excluding the effect of quota share adjustments on July 1	2,329,733	1,932,688	10,922,649	8,516,227
Return of premiums previously ceded to prior quota share treaties	-	-	-	1,437,345
Total Commercial lines	2,329,733	1,932,688	10,922,649	9,953,572
Commercial auto	(16,600)	410,762	471,135	3,134,657
Livery physical damage	2,232,430	1,696,845	9,032,957	5,034,260
Other(1)	36,147	29,130	192,022	195,468
Total	$15,037,580	$10,540,274	$60,384,777	$43,294,862
Net premiums earned:				
Personal lines	$ 9,126,829	$ 5,731,898	$29,498,110	$16,670,947
Commercial lines	2,652,569	2,576,306	10,133,600	8,292,960
Commercial auto	205,135	827,106	1,722,381	3,932,349
Livery physical damage	2,200,255	1,133,752	7,082,843	3,494,711
Other(1)	46,176	108,738	175,148	237,517
Total	$14,230,964	$10,377,800	$48,612,082	$32,628,484
Net loss and loss adjustment expenses:				
Personal lines	$ 3,656,463	$ 2,106,104	$12,513,907	$ 6,345,559
Commercial lines	1,292,851	1,450,381	5,931,699	4,332,021
Commercial auto	68,240	598,194	653,898	3,438,957
Livery physical damage	647,688	393,967	2,444,555	1,295,746
Other(1)	34,168	275,378	147,789	516,042
Unallocated loss adjustment expenses	596,366	337,104	1,488,152	1,103,863
Total	$ 6,295,776	$ 5,161,128	$23,180,000	$17,032,188
Net loss ratio:				
Personal lines	40.1%	36.7%	42.4%	38.1%
Commercial lines	48.7%	56.3%	58.5%	52.2%
Commercial auto	33.3%	72.3%	38.0%	87.5%
Livery physical damage	29.4%	34.7%	34.5%	37.1%
Other(1)	74.0%	253.2%	84.4%	217.3%
Total	44.2%	49.7%	47.7%	52.2%

(1) "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in mandatory state joint underwriting associations.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	
Revenues				
Net premiums earned	$ 14,230,964	$ 10,377,800	$ 48,612,082	$32,628,484
Ceding commission revenue	2,084,660	3,544,460	11,473,117	13,910,111
Net investment income	713,821	505,552	2,563,890	1,799,768
Net realized gains (losses) on sales of investments	55,172	268,901	(50,546)	707,027
Other income	277,680	263,911	1,577,191	1,006,102
Total revenues	17,362,297	14,960,624	64,175,734	50,051,492
Expenses				
Loss and loss adjustment expenses	6,295,776	5,161,128	23,180,000	17,032,188
Commission expense	4,283,266	3,532,964	15,317,140	12,125,328
Other underwriting expenses	3,483,549	2,999,733	12,833,391	10,656,265
Other operating expenses	329,428	412,972	1,504,121	1,487,345
Depreciation and amortization	282,351	232,964	1,032,009	874,907
Total expenses	14,674,370	12,339,761	53,866,661	42,176,033
Income from operations before taxes	2,687,927	2,620,863	10,309,073	7,875,459
Income tax expense	835,642	857,760	3,349,453	2,547,040
Net income	1,852,285	1,763,103	6,959,620	5,328,419
Other comprehensive income (loss), net of tax				
Gross change in unrealized gains (losses) on available-for-sale-securities	(51,097)	349,191	(750,716)	1,678,410
Reclassification adjustment for gains included in net income	(55,172)	(268,901)	50,546	(707,027)
Net change in unrealized gains (losses)	(106,269)	80,290	(700,170)	971,383
Income tax benefit (expense) related to items of other comprehensive income (loss)	36,132	(27,298)	238,058	(330,270)
Other comprehensive income (loss), net of tax	(70,137)	52,992	(462,112)	641,113
Comprehensive income	$ 1,782,148	$ 1,816,095	$ 6,497,508	$ 5,969,532
Earnings per common share:				
Basic	$ 0.25	$ 0.24	$ 0.95	$ 0.73
Diluted	$ 0.25	$ 0.24	$ 0.94	$ 0.72
Weighted average common shares outstanding				
Basic	7,333,894	7,300,750	7,331,114	7,287,657
Diluted	7,394,121	7,385,247	7,377,880	7,356,962
Dividends declared and paid per common share	$ 0.0625	$ 0.0500	$ 0.2125	$ 0.1800

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,241,095 at December 31, 2015 and $5,395,054 at December 31, 2014)	$ 5,138,872	$ 5,128,735
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $62,221,129 at December 31, 2015 and $50,083,441 at December 31, 2014)	62,502,064	51,120,859
Equity securities, available for sale, at fair value (cost of $8,751,537 at December 31, 2015 and $7,621,309 at December 31, 2014)	9,204,270	8,017,729
Total investments	76,845,206	64,267,323
Cash and cash equivalents	13,551,372	9,906,878
Premiums receivable, net of provision for uncollectible amounts	10,621,655	8,946,899
Receivables - reinsurance contracts		1,301,549
Reinsurance receivables, net of provision for uncollectible amounts	31,270,235	35,575,276
Deferred policy acquisition costs	10,835,306	8,985,981
Intangible assets, net	1,757,816	2,233,530
Property and equipment, net of accumulated depreciation	3,152,266	2,448,042
Other assets	1,095,894	1,330,944
Total assets	$ 149,129,750	$ 134,996,422
Liabilities		
Loss and loss adjustment expense reserves	$ 39,876,500	$ 39,912,683
Unearned premiums	48,890,241	40,458,041
Advance premiums	1,199,376	1,006,582
Reinsurance balances payable	1,688,922	2,096,363
Deferred ceding commission revenue	6,435,068	5,956,540
Accounts payable, accrued expenses and other liabilities	4,826,603	3,928,137
Income taxes payable	263,622	
Deferred income taxes	672,190	1,137,180
Total liabilities	103,852,522	94,495,526
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,289,606 shares at December 31, 2015 and 8,235,095 shares at December 31, 2014; outstanding 7,328,637 shares at December 31, 2015 and 7,308,757 shares at December 31, 2014	82,896	82,351
Capital in excess of par	32,987,082	32,873,383
Accumulated other comprehensive income	484,220	946,332
Retained earnings	13,605,225	8,203,003
	47,159,423	42,105,069
Treasury stock, at cost, 960,969 shares at December 31, 2015 and 926,338 shares at December 31, 2014	(1,882,195)	(1,604,173)
Total stockholders' equity	45,277,228	40,500,896
Total liabilities and stockholders' equity	$ 149,129,750	$ 134,996,422